CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectuses and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use of our reports on the financial statements and financial highlights dated December 29, 2016 with respect to Dreyfus Strategic Beta Emerging Markets Equity Fund and Dreyfus Strategic Beta Global Equity Fund for the fiscal year ended October 31, 2016 and dated November 29, 2016 with respect to Dreyfus Natural Resources Fund for the fiscal year ended September 30, 2016, which are incorporated by reference in this Registration Statement (Form N-1A Nos. 333-34474 and 811-09891) of Dreyfus Opportunity Funds.

                                                                                                /s/ ERNST & YOUNG LLP

New York, New York

March 22, 2017